ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                        LEGG MASON INVESTORS TRUST, INC.


         FIRST: The Board of Directors ("Board") of Legg Mason Investors Trust, Inc., a Maryland Corporation ("Corporation") organized on May 5, 1993, has, by action on May 10, 1996, classified two hundred fifty million (250,000,000) shares of authorized, but previously unissued and unclassified, capital stock of the Corporation as a series to be known as Legg Mason Balanced Trust. Of these two hundred fifty million (250,000,000) shares, the Board has designated one hundred twenty-five million (125,000,000) shares as Legg Mason Balanced Trust, Class A shares and one hundred twenty-five million (125,000,000) shares as Legg Mason Balanced Trust, Class Y shares.
         The previous designation of shares of capital stock of the series known as Legg Mason American Leading Companies Trust into Class A and Class Y shares remains the same.
         The par value of the shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share. Before the classification and designation described herein, the



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aggregate par value of all of the authorized shares was one million (1,000,000)
dollars and so remains.

         The Class A and Class Y shares of Legg Mason Balanced Trust shall represent investment in the same pool of assets and shall
have  the  same  preferences,   conversion  and  other  rights,  voting  powers,
restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, except as provided in the Corporation's Articles of Incorporation and as set forth below:
         (1) The net asset values of Class A shares and Class Y shares shall be calculated separately. In calculating the net asset values,
                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class shall be charged   separately  with  such
                  other expenses as may be permitted by SEC rule or order and as the board of directors shall deem appropriate;

                  (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset



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                  value of that class  bears to the net asset  value of the Legg
                  Mason Balanced Trust, except as the Securities and Exchange Commission may otherwise require;
         (2) Dividends and other distributions shall be paid on Class A shares and Class Y shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Class A shares and Class Y shares. In calculating the amount of any dividend or other distribution,
                  (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

                  (b) Each class shall be charged   separately  with  such
                  other expenses as may be permitted by SEC rule or order and as the board of directors shall deem appropriate;

                  (c) All other fees and expenses shall be charged to both classes, in the proportion that the net asset value of that class bears to the net asset value of the

                  Legg Mason Balanced Trust, except as the Securities and Exchange Commission may otherwise require;
         (3) Each class shall vote separately on matters pertaining only to that class, as the directors shall from time to time determine. On all other matters, all classes shall vote together, and every share, regardless of class, shall have an equal vote with every other share.

         SECOND: The Corporation is registered with the U.S. Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.

         THIRD: The total number of shares of capital stock that the Corporation has authority to issue remains unchanged.

         FOURTH: The reclassification described herein was effected by the Board of Directors of the Corporation pursuant to a power contained in Sections 6.1 and 6.2 of the Corporation's Articles of Incorporation.

         IN WITNESS WHEREOF, the undersigned Vice President of Legg Mason Investors Trust, Inc. hereby executes these Articles

Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of her knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Date:  May 15, 1996                         /s/ Marie K.  Karpinski
                                            -----------------------
                                                Marie K. Karpinski
                                                Vice President


Attest:  /s/ Stefanie Wong
         -----------------
             Secretary


Baltimore, Maryland  (ss)


Subscribed and sworn to before me this 15th day of May, 1996.



/s/ Harriett W. Taylor
----------------------
     Notary Public
     Comm Exp 1/10/99